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                                                                  EXHIBIT 10.51

[BIOGEN LOGO]                                   Vice President, Human Resources
_______________________________________________________________________________




                                          June 22, 2001




Mr. Hans-Peter Hasler
653 Augusta Court
Berwyn, Pennsylvania 19312

Dear Hans-Peter:

I am pleased to confirm Jim Mullen's offer to you on behalf of Biogen. You are offered the position of Executive Vice President, Commercial Operations of Biogen at an annual salary of $350,000. You will report directly to Jim Mullen and you will become a member of the Operating Team. Pursuant to Biogen's compensation policy, you will be eligible for a merit salary review at year-end 2001 and annually thereafter. You will also be eligible to participate in Biogen's annual incentive compensation plan with a 50% target bonus. For the year 2001, your bonus will be guaranteed at $100,000 and will be payable at a time and manner consistent with other peer executives. Your principal place of employment will be at Biogen's headquarters in the Cambridge, Massachusetts area.

Upon employment, you will receive $500,000 as a one-time special cash payment, split into two components:

         -  $250,000 as an interest-free forgivable loan (the "Forgivable Loan")
            which forgives over a thirty-six month, straight-line schedule;
         -  $250,000 as an interest-free mortgage loan (the "Mortgage Loan")
            repayable to Biogen the sooner of eighteen months following the point of time the after-tax profit of your vested stock options exceeds $1,000,000 or five (5) years from your date of employment.

In the event that you voluntarily terminate your employment, or Biogen terminates your employment for poor performance or cause, prior to the thirty-six months from the date of the Forgivable Loan, the unforgiven portion of the Forgivable Loan would be payable to Biogen within six months of your termination date.

If you voluntarily terminate your employment, or if your employment is terminated by Biogen for poor performance or cause, prior to the repayment of the Mortgage Loan, you will be required to repay Biogen the entire amount of the Mortgage Loan the sooner of six months following the termination of your employment or the closing on the sale of the property by which the loan is then secured.

The Stock and Option Plan Administration Committee of the Board of Directors has approved the grant of an option to you to purchase 150,000 shares of the common stock of Biogen Inc., effective on the date you commence employment. The exercise price per share will be the average of the high and low sale prices as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date you commence employment. The option will have a ten-year term and vest over a four-year period at the rate of 25% per year starting on the anniversary of the date you commence employment. In the future, based on your performance, you will be eligible for merit stock option grants beginning at year-end 2002 pursuant to Biogen's merit stock option policy and in-line with awards granted to the executive officers below the President & CEO.
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[BIOGEN LOGO]
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     Mr. Hans-Peter Hasler
     June 22, 2001
     Page 2

     The Board of Directors' recently approved an amendment to our stock option plan which provides the acceleration of stock option vesting based on the change in control of the corporation and a corresponding adverse impact to the individual officer which otherwise causes the individual to lose the unvested stock option grants made by Biogen.

     As an officer of the Company, you will be required to participate in our program for executive stock ownership, which we are currently revising and expect to have approved by the end of September. We believe it is very important that our key leaders have personal stock ownership.

     You will be able to choose from a menu of benefit options through our flexible benefits program, BioChoice. These include health care, dependent life, and disability insurance as well as two flexible spending accounts, Med-Flex and D-Flex, for eligible medical or dependent care expenses. At the beginning of the calendar quarter following your date of employment you will be eligible to participate in Biogen's pension plan. Biogen also offers a variety of additional benefits including 401(k) savings plans, childcare and elder care referral service, educational matching gifts, credit union, and group homeowners and automobile insurance. You will receive more detailed information regarding your benefits on your first day of employment.

     Biogen will provide relocation benefits to facilitate your move from Berwyn, PA. A relocation counselor will contact you to discuss the relocation program, and will send you a package detailing the relocation policy to you. Please read the policy carefully as it will outline the parameters of these benefits and detail the reimbursement process. These benefits will include the reimbursement of many of the costs associated with both the sale of your current house and the purchase of a new house in the Boston area; home finding; and movement of your household goods.

     Additionally, in your new role you will be provided the following:

     - VACATION: You are entitled, during your employment with Biogen, to four (4) weeks vacation, accrued on a monthly pro-rated basis.

     - SUPPLEMENTAL SAVINGS PLAN: You are entitled, during your employment with Biogen, to participate in the Voluntary Executive Supplemental Savings Plan. This plan allows you to defer from your current taxation up to 50% of your base salary and 100% of your bonus, if there is one. I can outline the details of the program if you are interested in participating.

     - LIFE INSURANCE: You will be provided, during your employment with Biogen, Biogen's Executive Term Life Insurance coverage for a total of $1,000,000. This coverage is based on your successfully meeting the medical standards as stated in the Executive Term insurance policy.

     - TAX REVIEW/PREPARATION: You are entitled, during your employment with Biogen, to the preparation and/or review, including review of the estimated taxes of your annual Federal and State tax returns, which is currently administered through Price WaterhouseCoopers. The cost of this service is covered by Biogen. In the event that you choose to continue the services provided by your current tax advisor, Biogen will reimburse you the cost of these services up to but not exceeding the amount incurred by Biogen through Price WaterhouseCoopers.



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[BIOGEN LOGO]
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Mr. Hans-Peter Hasler
June 22, 2001
Page 3


- INVOLUNTARY TERMINATION: If your employment with Biogen is terminated by Biogen without cause, Biogen will protect you by paying you a supplementary amount (the "Supplementary Amount") equal to your then present base salary for a period (the "Extra Period") ending on the earlier of (i) the date twelve months from your termination and (ii) the date you start another job. During such period, Biogen will also pay to continue your health benefits (i.e., health and dental plan coverage), provided such benefits are accorded employees generally and Biogen can obtain the relevant coverage. If you need continued coverage to prevent a gap in health coverage between your Biogen coverage and that at your new job, Biogen will extend such coverage for up to 30 days (to the extent that the Extra Period is less than twelve months) after you start your new job. The Supplementary Amount will be paid on the same schedule as your salary would have been paid. You will not be an employee of Biogen during the time of such payments and will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option vesting, vacation pay, etc.) during such period except health benefits as described above. You agree to notify us when you accept a new position.

Commencement of employment with Biogen is contingent on the satisfactory completion of a pre-employment drug-screening test at least five business days prior to your start date. We require all new employees to sign an Intellectual Property/Confidentiality Agreement on the first day of employment. You may also be required to complete a medical history review with our occupational health department, which is scheduled after your first day of employment.

It is Biogen's policy to comply with federal, state and local guidelines applicable to its facilities and to take all reasonable steps to ensure the health and safety of Biogen employees. Consistent with this policy, your normal duties may require you from time to time to attend meetings or perform functions in any or all of Biogen's facilities.

The Federal Government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring the appropriate identification with you on your first day of employment.

On behalf of Jim Mullen, we very much look forward to your positive response and to your joining us as early as practical. We are confident that you will make a significant contribution to Biogen's future success.

Please confirm your acceptance by signing this offer letter and noting your preferred start date. I also invite you to complete the enclosed invitation to self identify. Please complete the employment application and the drug screen authorization forms and then return all signed documents to me in the enclosed self addressed, stamped envelope. The other original offer letter is for your records.

                              Sincerely,




                              Frank A. Burke, Jr.
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[BIOGEN LOGO]
________________________________________________________________________________

  Mr. Hans-Peter Hasler
  June 22, 2001
  Page 4




  I am pleased to accept the offer of employment described above.

  ACCEPTED:

/s/ Hans-Peter Hasler
______________________
  Hans-Peter Hasler